Exhibit 5.1





                                 August 16, 2000


Board of Directors
Raintree Resorts International, Inc.
10000 Memorial Drive, Suite 480
Houston, Texas 77024

Ladies and Gentlemen:

     We have acted as counsel to Raintree Resorts International, Inc., a Nevada corporation (the "Company"), in connection with the Company's Registration
Statement  on  FormS-3   (the   "Registration   Statement")   relating  to  the
registration under the Securities Act of 1933, as amended, of 1,869,962 shares (the "Shares") of the Company's common stock, $0.001 par value, to be issued upon exercise of warrants issued pursuant to the Warrant Agreement dated December 5, 1997 by and between the Company and IBJ Schroder Bank & Trust Company, as warrant agent (the "Warrant Agreement").

     In connection herewith, we have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as we have deemed necessary as a basis for the opinion hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also relied, to the extent we deem such reliance proper, upon information supplied by officers and employees of the Company with respect to various factual matters material to our opinion.

     Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized, and that such Shares will, when issued in accordance with the terms of the Warrant Agreement, be legally issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                           /s/ Andrews & Kurth L.L.P.


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